EXHIBIT 21

                      LIST OF SUBSIDIARIES




NAME OF BUSINESS        STATE OR COUNTRY        NAME UNDER WHICH
                         OF INCORPORATION        SUBSIDIARY DOES
                                                 BUSINESS

Executive TeleCard, SA         Turks & Caicos

Executive TeleCard, Inc.       Colorado        TeleCall Long Distance

World Direct, Ltd.             Delaware

Service 800 SA                 Turks & Caicos

eGlobe, Ltd.                   Delaware

Executive TeleCard S.A.        Switzerland

World Direct Limited           Anguilla

Trans World Telecommunications A/S  Denmark

Fintel Services, Inc.          Colorado

Worldwide 800 Services (H. K.), Ltd. Hong Kong

Service 800 S.A.               Belgium

Service 800, Inc.              Delaware

Service 800 S.A.               Switzerland